Exhibit 99.1

FOR IMMEDIATE RELEASE

(Unaudited. All amounts in Canadian dollars and presented in accordance with U.S. GAAP.)

Tim Hortons Inc. announces 2013 first quarter results:

Global foodservices and beverage leader Marc Caira appointed new President and CEO

New products performing well;

first quarter sales constrained by weather and challenging industry conditions

Financial & Sales Highlights

Performance	Q1 2013	Q1 2012	% Year-over- Year Change
Total revenues	$731.5	$721.3	1.4%
Operating income	$127.9	$131.6	(2.8)%
Adjusted operating income (1)	$137.4	$131.6	4.4%
Effective tax rate	27.7%	27.7%
Net income attributable to THI	$86.2	$88.8	(2.9)%
Diluted earnings per share attributable to THI (“EPS”) (2)	$0.56	$0.56	(0.4)%
Fully diluted shares	153.5	157.5	(2.5)%

(All numbers in millions, except EPS and effective tax rate. All numbers rounded.)

(1)	Adjusted operating income is a non-GAAP measure, and excludes a $9.5 million charge for corporate reorganization expenses in Q1 2013. Please refer to “Information on non-GAAP Measure” and the reconciliation information in footnote (5) of this release for details of reconciling items.
(2)	The impact of corporate reorganization expenses on EPS was $0.05 in Q1 2013.

Same-Store Sales (3)	Q1 2013	Q1 2012
Canada	(0.3)%	5.2%
U.S.	(0.5)%	8.5%

(3)	Includes average same-store sales at Franchised and Company-operated locations open for 13 months or more. Substantially all of our restaurants are franchised.

Highlights

•	Global foodservices and beverage executive Marc Caira appointed President and CEO, will commence his duties with the Company on July 2nd, 2013

•	Continued challenges due to economy and weather, but Panini sandwich and single-serve coffee platforms contributed positively to first quarter sales

•

Operating income of $127.9 million in the quarter. Operating income and EPS impacted by $9.5 million ($0.05 per share) in corporate reorganization expenses; adjusted operating income(1), which excludes this impact, grew 4.4%

•	New 5-year agreement signed to develop up to 100 restaurants in Saudi Arabia

•	Announced extension of single-serve coffee offering to include K-Cup® brewer-compatible capsules

OAKVILLE, ONTARIO, (May 8th, 2013): Tim Hortons Inc. (TSX: THI, NYSE: THI) today announced results for the first quarter ended March 31st, 2013.

“While it was a soft quarter as expected, we are taking important steps to continue to expand and enhance our system, improve the guest experience and build value for our shareholders. I’m delighted that today we have announced Marc Caira will be joining us as our new President and CEO. Marc, a longtime senior Nestlé executive, has a keen understanding of the global foodservices industry, and specifically the hot beverage and food sectors, that is second to none. We look forward to his leadership as we continue to hone our strategies to support future growth and fulfill our ongoing commitment to generating strong shareholder returns,” said Paul House, executive chairman, president and CEO.

Consolidated Results

All percentage increases and decreases represent year-over-year changes for the first quarter of 2013 compared to the first quarter of 2012, unless otherwise noted.

Systemwide sales(4) increased 3.2% on a constant currency basis. This growth was driven by new restaurant development in Canada and the U.S., with net growth of 246 restaurants systemwide in the past year.

Our total revenues increased 1.4% to $731.5 million, compared to $721.3 million last year. The revenue growth rate was below that of systemwide sales due to a 2.0% decline in distribution sales, the largest component of revenues.

Distribution sales were impacted by lower commodity prices, which were also reflected in lower cost of sales. We typically pass commodity price increases and decreases on to our owners, but there can be variability in timing of when we pass through these costs quarter-to-quarter. The decrease was partially offset by the growth in systemwide sales.

Rents and royalties increased 4.0% in the first quarter, driven primarily by growth in the number of systemwide restaurants. Franchise fees grew 13.5%, due to a higher number of renovations during the quarter, partially offset by fewer restaurant sales, as we opened more restaurants under operating agreements. Variable interest entities (“VIEs”) sales were up 11.2%, driven by an increase in the number of non-owned restaurants, primarily in the U.S., that were consolidated for accounting purposes.

Total costs and expenses were up 2.4%, with increases in operating expenses and corporate reorganization expenses offsetting decreases in cost of sales and general and administrative expenses. Absent the corporate reorganization expenses, total costs and expenses would have increased by 0.8%.

Cost of sales declined by 0.8% due to the reduced commodity prices, partially offset by increased VIE cost of sales. Operating expenses increased by 14.9%, due largely to increased depreciation and rent expenses associated with the new properties added to the system. Higher property maintenance expenses and the depreciation impact of the digital menu board program also contributed to the increase.

Franchise fee costs grew by 11.2%, due to increased renovation activity, partially offset by fewer restaurant sales. General and administrative expenses were down 6.7% due to lower salaries and benefits, driven by lower stock-based compensation expense and vacancies expected to be filled in coming months, partially offset by the favourable timing of certain benefit costs in the first quarter of 2012.

At the end of the first quarter of 2013, we completed the implementation of the new organizational structure we began in the second half of 2012. We incurred $9.5 million of corporate reorganization expenses in the quarter, consisting primarily of termination costs, professional fees and other costs.

First quarter operating income of $127.9 million was down by 2.8% compared to $131.6 million a year earlier. The decrease was largely attributable to the corporate reorganization expenses. Adjusted operating income(5), which excludes the impact of the corporate reorganization expenses, increased 4.4% to $137.4 million. (Please refer to “Information on non-GAAP Measure” below for a reconciliation of adjusted operating income to operating income, the most directly comparable GAAP measure).

Net income attributable to Tim Hortons Inc. in the first quarter was $86.2 million, a decrease of 2.9% compared to $88.8 million last year. The decrease resulted from reduced operating income, which was significantly impacted by the corporate reorganization expenses.

EPS of $0.56 was flat compared to the first quarter of last year. The decrease in net income attributable to THI was largely offset by the positive, cumulative impact of our share repurchase program. On average we had 2.5% fewer fully-diluted common shares outstanding in the first quarter compared to the same period last year. The corporate reorganization expenses incurred in the first quarter of 2013 reduced EPS by approximately $0.05.

Segmented Performance Commentary

Changes to Reportable Segments

Effective in the first quarter of 2013, we revised our reportable segments to align with the roles and responsibilities within our new corporate structure. Our three reportable segments are the Canada business unit, the U.S. business unit, and Corporate services. The two business units comprise restaurant-related operations, including rents and royalties, sales of product through our supply chain and an allocation of supply chain income based on the unit’s respective systemwide sales, franchise fees, corporate restaurants, and business-unit-related general and administrative expenses. Our business unit results exclude the effect of VIEs.

Corporate services consists of services supporting the business units, including general and administrative expenses, and manufacturing and distribution activities. The results of our International operations, which are not significant, are included in Corporate services. Previously, the results of manufacturing and distribution activities were included within their respective geographic segment. Additionally, we have revised the allocation of shared restaurant services between the Canadian and U.S. business units.

We have reclassified the segment data for the first quarter of 2012 to conform to the current period’s presentation. Further details are included in the Management’s Discussion and Analysis section of our Quarterly Report on Form 10-Q for the period ended March 31, 2013 (“Form 10-Q”), filed today with the U.S. Securities and Exchange Commission and Canadian Securities Administrators.

Overall Commentary

The operating environment remained challenging in the first quarter. In Canada, we believe consumer confidence and discretionary spending have been negatively impacted by rising unemployment, high consumer debt and the cooling housing market. U.S. consumers are also facing elevated unemployment relative to pre-recessionary levels, as well as concerns arising from changes to fiscal policy. In response to the low-growth environment, competitive activity in the consumer sector remains intense, impacting the performance of many participants in the sector.

Our same-store sales results were negatively affected by the inclusion of both New Year’s Day and the Easter weekend in the first quarter of 2013, as these holidays fell within different reporting periods in 2012. In both Canada and the U.S., we also had very strong prior year comparables in 2012, which benefited in part from unseasonably warm winter weather in our largest markets during the first quarter of last year. In comparison, we experienced more traditional winter weather throughout the first quarter of 2013.

We have a number of initiatives planned for the balance of fiscal 2013 which we believe will help drive same-store sales growth in both Canada and the U.S., including marketing, promotional and operational programs and ongoing menu innovation. We will also continue to focus on our long-term initiatives to increase capacity, such as our drive-thru enhancements currently planned at more than 1,000 locations in Canada including new menu boards and, in some cases, order station relocations and double order stations.

Canada

Same-store sales in our Canadian segment declined by 0.3% in the first quarter. A higher average cheque, driven by both pricing and product mix, was offset by a decrease in transactions. Panini sandwiches and single-serve coffee, both introduced late last year, positively contributed to same-store sales in the quarter, helping to offset a decrease in hot beverage sales. New products introduced in the first quarter, including flatbread Breakfast Panini sandwiches and vanilla bean lattes, were well received, but did not have a significant impact on same-store sales results due to the timing of their launch towards the end of the quarter.

Operating income in the Canadian segment was $145.8 million, a decrease of 1.0% compared to $147.2 million in the first quarter last year. Systemwide sales growth of 2.5% in Canada led to increased rents and royalties revenues, but this was more than offset by increased operating expenses driven by an overall increase in the number of properties owned or leased, and higher support costs related to property maintenance. This decrease was partially offset by an increase in supply chain income, driven by the growth in systemwide sales. Systemwide transactions experienced a slight decline, due largely, we believe, to general operating conditions.

We opened 24 restaurants in Canada during the quarter.

United States

U.S. same-store sales declined by 0.5%. A higher average cheque, due primarily to pricing, was offset by a decline in same-store transactions. Systemwide transactions continued to increase, reflecting the ongoing development of new restaurants, which also drove systemwide sales growth of 7.8%.

In the U.S., the weather had a negative effect on sales of both our cold specialty drinks and our Cold Stone Creamery products.

Operating income in the U.S. segment was $0.9 million, a decrease of $0.7 million from the first quarter of 2012. Rents and royalties revenues increased, driven by systemwide sales growth, but were more than offset by an increase in relief primarily related to restaurants opened in fiscal 2012 and higher operating expenses resulting from the expansion of the system and increased renovation activity. This decrease was partially offset by an increase in supply chain income, driven by the growth in systemwide sales.

We opened 8 restaurants in the U.S. during the quarter.

Corporate services

The Corporate services segment incurred an operating loss of $10.7 million, compared to a loss of $18.8 million in the first quarter of 2012. The improvement was driven by income from distribution services, resulting from operational improvements, the timing of certain expenses, and variability related to commodity cost volatility which is expected to reverse in the latter part of fiscal 2013. Also contributing to the reduced operating loss were lower general and administrative expenses, as described above. Other income, related primarily to a corporate property sale in the first quarter of 2013, was also recognized in Corporate services.

We opened 3 restaurants in the Gulf Cooperation Council (GCC) during the quarter.

Significant Developments & Initiatives

Marc Caira appointed President and CEO, related board changes announced

Marc Caira has been appointed President and CEO effective July 2nd, 2013. Mr. Caira, a Canadian, 59, was most recently Global CEO of Nestlé Professional and a member of the Executive Board of Nestlé SA, the world’s largest food and beverage company, and recognized leader in nutrition, health and wellness. Nestlé Professional is one of the world’s largest organizations in the hot and cold beverage and food industry, operating in approximately 100 countries.

He will replace Paul House, who will become non-Executive Chairman of the Board of Directors at the effective time of Mr. Caira’s appointment. Mr. House has led the Company since May of 2011 serving as Executive Chairman, President and CEO. Mr. Caira will be nominated for election as a director at the Annual Meeting of Shareholders to be held on May 9th, 2013, in accordance with applicable requirements, instead of Mr. Ronald Osborne, who sadly passed away on April 9th. The Board of Directors has commenced a search process for two replacement directors, and has retained a highly-regarded search firm to conduct the process.

“We are delighted to announce Marc’s appointment as President and CEO. His knowledge and experience in the global foodservices and beverage industry, and his strong leadership, make him the ideal person to lead the Company into the future. We are also indebted to Paul House for his significant ongoing commitment and contributions to the organization, and are pleased that he will take on the exclusive role of Chairman,” said Frank Iacobucci, lead director.

Saudi Arabia area development agreement signed

The Company has signed an area development agreement (ADA) with Apparel FZCO (“Apparel”) to develop up to 100 Tim Hortons multi-format restaurants in Saudi Arabia over the next 5 years. This ADA complements the existing agreement with Dubai-based Apparel to open up to 120 restaurants over 5 years in the GCC including United Arab Emirates, Oman, Bahrain, Kuwait and Qatar. A total of 27 restaurants have been opened in these markets, with a total of 20 locations planned in 2013. Development in Saudi Arabia will be managed by Apparel and will focus on major urban markets, with opportunity for development beyond the initial 100 targeted locations. We continue to assess additional international markets for development in various regions of the world as part of our international strategy.

Tim Hortons to launch new K-Cup® compatible single-serve coffee platform

Following the successful 2012 launch of the Company’s single-serve coffee offering on the TASSIMO® system, we have reached an agreement to introduce premium Tim Hortons coffee on the Mother Parkers Tea & Coffee RealCup™ platform. The RealCup™ system uses a unique filter design that is compatible with K-Cup® brewers, but is not affiliated with K-Cup® or Keurig®. Under the terms of the agreement, Tim Hortons premium-blend coffee and decaf coffee will be sold in Tim Hortons restaurants in Canada and the U.S., and online in a single-serve format. This market introduction, anticipated in July of this year, will provide access to approximately half of the Canadian market not currently reached by our existing single-serve coffee offering.

Board declares dividend payment of $0.26 per common share

The Board of Directors has declared a quarterly dividend of $0.26 per common share, payable on June 7th, 2013 to shareholders of record as of May 23rd, 2013. Dividends are declared and paid in Canadian dollars to all shareholders with Canadian resident addresses. For U.S. resident shareholders, dividends paid will be converted to U.S. dollars based on prevailing exchange rates at the time of conversion by Tim Hortons for registered shareholders and by Clearing and Depository Services Inc. for beneficial shareholders.

Annual Meeting of Shareholders

The Tim Hortons annual meeting of shareholders will be held on Thursday, May 9th, 2013 at 10:30 a.m. (EDT). A live web cast of the meeting, including presentation material, will be available at www.timhortons-invest.com in the Events and Presentations section, where an archive of the web cast and presentation material will also be available for a period of one year.

Tim Hortons conference call today at 2:30 p.m. (EDT) Wednesday, May 8th, 2013

Tim Hortons will host a conference call today to discuss first quarter results, scheduled to begin at 2:30 p.m. (EDT). The dial-in number is (416) 641-6712 or (800) 773-0497. No access code is required. A simultaneous web cast of the call, including presentation material, will be available at www.timhortons-invest.com. A replay of the call will be available until May 15th, 2013 and can be accessed at (416) 626-4100 or (800) 558-5253. The call replay reservation number is 21655853. The call and presentation material will also be archived for a period of one year in the Events and Presentations section.

Safe Harbor Statement

Certain information in this news release, particularly information regarding future economic performance, finances, and plans, expectations and objectives of management, and other information, constitutes forward-looking information within the meaning of Canadian securities laws and forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We refer to all of these as forward-looking statements. Various factors including competition in the quick service segment of the food service industry, general economic conditions and others described as “risk factors” in the Company’s 2012 Annual Report on Form 10-K filed February 21st, 2013, and our Quarterly Report on Form 10-Q to be filed on May 8th, 2013 with the U.S. Securities and Exchange Commission and Canadian Securities Administrators, could affect the Company’s actual results and cause such results to differ materially from those expressed in forward-looking statements. As such, readers are cautioned not to place undue reliance on forward-looking statements contained in this news release, which speak only as to management’s expectations as of the date hereof.

Forward-looking statements are based on a number of assumptions which may prove to be incorrect, including, but not limited to, assumptions about: the absence of an adverse event or condition that damages our strong brand position and reputation; the absence of a material increase in competition or in volume or type of competitive activity within the quick service restaurant segment of the food service industry; general worldwide economic conditions; cost and availability of commodities; the ability to retain our senior management team or the inability to attract and retain new qualified personnel; continuing positive working relationships with the majority of the Company’s restaurant owners; the absence of any material adverse effects arising as a result of litigation; and there being no significant change in the Company’s ability to comply with current or future regulatory requirements.

We are presenting this information for the purpose of informing you of management’s current expectations regarding these matters, and this information may not be appropriate for any other purpose. We assume no obligation to update or alter any forward-looking statements after they are made, whether as a result of new information, future events, or otherwise, except as required by applicable law. Please review the Company’s Safe Harbor Statement at www.timhortons.com/en/about/safeharbor.html.

(4) Total systemwide sales growth includes restaurant level sales at both Company and Franchised restaurants. Approximately 99.6% of our systemwide restaurants were franchised as at March 31st, 2013. Systemwide sales growth is determined using a constant exchange rate where noted, to exclude the effects of foreign currency translation. U.S. dollar sales are converted to Canadian dollar amounts using the average exchange rate of the base year for the period covered. For the first quarter of 2013, systemwide sales on a constant currency basis increased 3.2% compared to the first quarter of 2012. Systemwide sales are important to understanding our business performance as they impact our franchise royalties and rental income, as well as our distribution income. Changes in systemwide sales are driven by changes in average same-store sales and changes in the number of systemwide restaurants, and are ultimately driven by consumer demand.

We believe systemwide sales and same-store sales growth provide meaningful information to investors regarding the size of our system, the overall health and financial performance of the system, and the strength of our brand and restaurant owner base, which ultimately impacts our consolidated and segmented financial performance. Franchised restaurant sales are not generally included in our Condensed Consolidated Financial Statements (except for certain non-owned restaurants consolidated in accordance with applicable accounting rules). The amount of systemwide sales impacts our rental and royalties revenues, as well as distribution revenues.

(5) Information on non-GAAP Measure

Adjusted operating income is a non-GAAP measure. See below reconciliations for adjusting items to calculate adjusted operating income. Management uses adjusted operating income to assist in the evaluation of year-over-year performance, and believes that it will be helpful to investors as a measure of underlying operational growth rates. This non-GAAP measure is not intended to replace the presentation of our financial results in accordance with GAAP. The Company’s use of the term adjusted operating income may differ from similar measures reported by other companies. The reconciliation of operating income, a GAAP measure, to adjusted operating income, a non-GAAP measure, is set forth in the table below:

Reconciliation of Adjusted Operating Income

	Q1 2013	Q1 2012
	(in millions)
Operating income	$127.9	$131.6
Add: Corporate reorganization expenses	9.5	—

Adjusted operating income(i)	$137.4	$131.6

All numbers rounded

(i)	Includes operating income for non-owned restaurants consolidated pursuant to applicable accounting rules and from the Tim Hortons Advertising and Promotion Fund (Canada) of $1.3 million and $1.5 million in the first quarters of 2013 and 2012, respectively, which decreased adjusted operating income growth by 0.2%.

Tim Hortons Inc. Overview

Tim Hortons is one of the largest publicly-traded restaurant chains in North America based on market capitalization, and the largest in Canada. Operating in the quick service segment of the restaurant industry, Tim Hortons appeals to a broad range of consumer tastes, with a menu that includes premium coffee, espresso-based hot and cold specialty drinks, including lattes, cappuccinos and espresso shots, specialty teas and fruit smoothies, home-style soups, fresh Panini and classic sandwiches, wraps, hot breakfast sandwiches and fresh baked goods, including our trademark donuts. As of March 31st, 2013, Tim Hortons had 4,288 systemwide restaurants, including 3,453 in Canada, 808 in the United States and 27 in the Gulf Cooperation Council. More information about the Company is available at www.timhortons.com.

TIM HORTONS INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(in thousands of Canadian dollars, except share and per share data)

(Unaudited)

	First quarter ended
	March 31, 2013	April 1, 2012	$ Change	% Change
REVENUES
Sales	$523,887	$523,302	$585	0.1%
Franchise revenues
Rents and royalties	187,454	180,186	7,268	4.0%
Franchise fees	20,196	17,796	2,400	13.5%

	207,650	197,982	9,668	4.9%

TOTAL REVENUES	731,537	721,284	10,253	1.4%

COSTS AND EXPENSES
Cost of sales	461,354	464,920	(3,566)	(0.8%)
Operating expenses	75,733	65,925	9,808	14.9%
Franchise fee costs	22,552	20,282	2,270	11.2%
General and administrative expenses	38,668	41,423	(2,755)	(6.7%)
Equity income	(3,349)	(3,246)	(103)	3.2%
Corporate reorganization expenses	9,475	0	9,475	n/m
Other (income) expense, net	(813)	357	(1,170)	n/m

TOTAL COSTS AND EXPENSES, NET	603,620	589,661	13,959	2.4%

OPERATING INCOME	127,917	131,623	(3,706)	(2.8%)

Interest expense	(8,663)	(7,898)	(765)	9.7%
Interest income	928	711	217	30.5%

INCOME BEFORE INCOME TAXES	120,182	124,436	(4,254)	(3.4%)

Income taxes	33,259	34,457	(1,198)	(3.5%)

Net income	86,923	89,979	(3,056)	(3.4%)
Net income attributable to noncontrolling interests	752	1,200	(448)	(37.3%)

NET INCOME ATTRIBUTABLE TO TIM HORTONS INC.	$86,171	$88,779	($2,608)	(2.9%)

Basic earnings per common share attributable to Tim Hortons Inc.	$0.56	$0.57	($0.01)	(0.5%)

Diluted earnings per common share attributable to Tim Hortons Inc.	$0.56	$0.56	$0.00	(0.4%)

Weighted average number of common shares outstanding (in thousands) - Basic	153,091	156,993	(3,902)	(2.5%)

Weighted average number of common shares outstanding (in thousands) - Diluted	153,548	157,490	(3,942)	(2.5%)

Dividends per common share	$0.26	$0.21	$0.05

n/m - not meaningful

(all numbers rounded)

TIM HORTONS INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEET

(in thousands of Canadian dollars)

	As at
	March 31, 2013	December 30, 2012
	(Unaudited)
ASSETS

Current assets
Cash and cash equivalents	$74,641	$120,139
Restricted cash and cash equivalents	104,021	150,574
Accounts receivable, net	211,137	171,605
Notes receivable, net	5,932	7,531
Deferred income taxes	7,758	7,142
Inventories and other, net	108,796	107,000
Advertising fund restricted assets	43,543	45,337

Total current assets	555,828	609,328

Property and equipment, net	1,570,769	1,553,308

Intangible assets, net	3,423	3,674

Notes receivable, net	5,672	1,246

Deferred income taxes	10,716	10,559

Equity investments	41,644	41,268

Other assets	71,326	64,796

Total assets	$2,259,378	$2,284,179

TIM HORTONS INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEET

(in thousands of Canadian dollars, except share and per share data)

	As at
	March 31, 2013	December 30, 2012
	(Unaudited)
LIABILITIES AND EQUITY

Current liabilities
Accounts payable	$134,391	$169,762
Accrued liabilities
Salaries and wages	13,969	21,477
Taxes	15,002	8,391
Other	149,581	197,871
Deferred income taxes	581	197
Advertising fund liabilities	44,542	44,893
Current portion of long-term obligations	19,337	20,781

Total current liabilities	377,403	463,372

Long-term obligations
Long-term debt	358,470	359,471
Long-term debt - Advertising fund	46,411	46,849
Capital leases	107,725	104,383
Deferred income taxes	10,049	10,399
Other long-term liabilities	113,020	109,614

Total long-term obligations	635,675	630,716

Commitments and contingencies

Equity
Equity of Tim Hortons Inc.
Common shares $2.84 stated value per share, Authorized: unlimited shares, Issued: 153,404,839 shares	435,033	435,033
Common shares held in Trust, at cost: 314,334 and 316,923 shares, respectively	(13,247)	(13,356)
Contributed surplus	11,516	10,970
Retained earnings	939,853	893,619
Accumulated other comprehensive loss	(128,408)	(139,028)

Total equity of Tim Hortons Inc.	1,244,747	1,187,238
Noncontrolling interests	1,553	2,853

Total equity	1,246,300	1,190,091

Total liabilities and equity	$2,259,378	$2,284,179

TIM HORTONS INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(in thousands of Canadian dollars)

	First Quarter Ended
	March 31, 2013	April 1, 2012
	(Unaudited)
CASH FLOWS PROVIDED FROM (USED IN) OPERATING ACTIVITIES
Net income	$86,923	$89,979
Adjustments to reconcile net income to net cash provided by (used in) operating activities
Depreciation and amortization	35,638	30,956
Stock-based compensation expense	7,387	7,181
Deferred income taxes	(1,113)	303
Changes in operating assets and liabilities
Restricted cash and cash equivalents	46,766	44,630
Accounts receivable	(37,849)	(19,799)
Inventories and other	(5,331)	(11,148)
Accounts payable and accrued liabilities	(87,073)	(70,481)
Taxes	6,597	(12,572)
Other	(3,741)	7,329

Net cash provided from operating activities	48,204	66,378

CASH FLOWS (USED IN) PROVIDED FROM INVESTING ACTIVITIES
Capital expenditures	(47,479)	(34,269)
Capital expenditures - Advertising fund	(2,761)	(14,014)
Other investing activities	1,601	960

Net cash (used in) investing activities	(48,639)	(47,323)

CASH FLOWS (USED IN) PROVIDED FROM FINANCING ACTIVITIES
Repurchase of common shares	0	(86,416)
Dividend payments to common shareholders	(39,885)	(33,046)
Short-term borrowings	0	25,000
Principal payments on long-term debt obligations	(4,488)	(2,045)
Other financing activities	(1,414)	9,736

Net cash (used in) financing activities	(45,787)	(86,771)

Effect of exchange rate changes on cash	724	(1,011)

(Decrease) in cash and cash equivalents	(45,498)	(68,727)

Cash and cash equivalents at beginning of period	120,139	126,497

Cash and cash equivalents at end of period	$74,641	$57,770

TIM HORTONS INC. AND SUBSIDIARIES

SEGMENT REPORTING

(in thousands of Canadian dollars)

	First quarter ended
	March 31, 2013	April 1, 2012
	(Unaudited)
REVENUES (1)
Canada	$593,673	$599,883
U.S.	44,448	38,429
Corporate services	4,125	4,471

Total reportable segments	642,246	642,783
Variable interest entities	89,291	78,501

Total	$731,537	$721,284

SEGMENT OPERATING INCOME (LOSS)
Canada	$145,821	$147,226
U.S.	910	1,654
Corporate services	(10,665)	(18,785)

Total reportable segments	136,066	130,095
Variable interest entities	1,326	1,528
Corporate reorganization expenses	(9,475)	0

Consolidated Operating Income	127,917	131,623
Interest, net	(7,735)	(7,187)

Income before income taxes	$120,182	$124,436

(1)	Inter-segment revenues have been eliminated.

	First quarter ended
	March 31, 2013	April 1, 2012	$ Change	% Change
	(Unaudited)
Consolidated Sales is comprised of:
Distribution sales	$431,151	$439,728	$(8,577)	(2.0)%
Company-operated restaurant sales	5,976	5,560	416	7.5%
Sales from variable interest entities	86,760	78,014	8,746	11.2%

Total Sales	$523,887	$523,302	$585	0.1%

	First quarter ended
	March 31, 2013	April 1, 2012	$ Change	% Change
	(Unaudited)
Consolidated Cost of sales is comprised of:
Distribution cost of sales	$375,553	$389,948	$(14,395)	(3.7)%
Company-operated restaurant cost of sales	7,010	6,080	930	15.3%
Cost of sales of variable interest entities	78,791	68,892	9,899	14.4%

Total Cost of sales	$461,354	$464,920	$(3,566)	(0.8)%

TIM HORTONS INC. AND SUBSIDIARIES

SYSTEMWIDE RESTAURANT COUNT

	As at March 31, 2013	As at December 30, 2012	Increase/ (Decrease) From Year End	As at April 1, 2012	Increase/ (Decrease) From Prior Year
Canada
Company-operated	15	18	(3)	16	(1)
Franchised - standard and non-standard	3,312	3,294	18	3,179	133
Franchised - self-serve kiosks	126	124	2	120	6

Total	3,453	3,436	17	3,315	138

% Franchised	99.6%	99.5%		99.5%

U.S.
Company-operated	2	4	(2)	7	(5)
Franchised - standard and non-standard	626	621	5	549	77
Franchised - self-serve kiosks	180	179	1	165	15

Total	808	804	4	721	87

% Franchised	99.8%	99.5%		99.0%

International (Gulf Cooperation Council)
Franchised - standard and non-standard	27	24	3	6	21

Total	27	24	3	6	21

% Franchised	100.0%	100.0%		100.0%

Total system
Company-operated	17	22	(5)	23	(6)
Franchised - standard and non-standard	3,965	3,939	26	3,734	231
Franchised - self-serve kiosks	306	303	3	285	21

Total	4,288	4,264	24	4,042	246

% Franchised	99.6%	99.5%		99.4%

TIM HORTONS INC. AND SUBSIDIARIES

Income Statement Definitions

Sales	Sales include Distribution sales, sales from company-operated restaurants, and sales from consolidated Non-owned restaurants. Distribution sales comprise sales of products (including a minimal amount of manufacturing product sales to third parties), supplies, and restaurant equipment outside of initial restaurant establishment or renovations (see “Franchise Fees”) that are shipped directly from our warehouses or by third-party distributors to restaurants or retailers through our supply chain. Sales from company-operated restaurants and consolidated Non-owned restaurants comprise restaurant-level sales to our customers. The consolidation of Non-owned restaurants essentially replaces our rents and royalties with restaurant sales, which are included in VIEs’ sales.

Rents and royalties	Includes royalties and rental revenues earned, net of relief, and certain advertising levies associated with our Canadian Advertising Fund relating primarily to the Expanded Menu Board Program.

Franchise fees	Includes license fees and equipment packages, at initiation of a restaurant and in connection with the renewal or renovation, and revenues related to master license agreements.

Cost of sales	Cost of sales includes costs associated with the management of our supply chain, including cost of goods, direct labour and depreciation, as well as the cost of goods delivered by third-party distributors to restaurants for which we manage the supply chain logistics, and for canned coffee sold through grocery stores. Cost of sales also includes food, paper and labour costs of Company-operated restaurants and consolidated Non-owned restaurants.

Operating expenses	Includes rent expense related to properties leased to restaurant owners and other property-related costs including depreciation. Also included are certain operating expenses related to our distribution business such as warehouse technology costs and utilities, and product development costs.

Franchise fee costs	Includes the cost of equipment sold to restaurant owners at the commencement or in connection with the renovation of their restaurant business, including training and other costs necessary to assist with a successful restaurant opening, and/or the introduction of our Cold Stone Creamery® co-branding offering into existing locations. Also includes support costs related to project-related and/or operational initiatives.

General and administrative expenses	Includes costs that cannot be directly related to generating revenue, including expenses associated with our corporate and administrative functions, depreciation of head office buildings and office equipment, and the majority of our information technology systems.

Corporate reorganization expenses	Includes termination costs and professional fees related to the implementation of our new Corporate Centre and Business Unit organizational structure, as well as CEO transition costs.

Equity income	Includes income from equity investments in partnerships and joint ventures and other minority investments over which we exercise significant influence. Equity income from these investments is considered to be an integrated part of our business operations and is therefore included in operating income.

Other (income) expense, net	Includes (income) expenses that are not directly derived from the Company's primary businesses, such as foreign currency adjustments, gains and losses on asset sales, and other asset write-offs.

Net income attributable to noncontrolling interests	Relates to the consolidation of Non-owned restaurants pursuant to applicable accounting rules.

SOURCE: Tim Hortons Inc.

For further information:

Scott Bonikowsky, (905) 339-6186 or bonikowsky_scott@timhortons.com